UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 28, 2019

CREDIT ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

Michigan		000-20202	38-1999511
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

25505 West Twelve Mile Road
Southfield,	Michigan		48034-8339
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code:   (248) 353-2700

Not Applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	CACC	The Nasdaq Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 28, 2019, Credit Acceptance Corporation (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) entered into a $500.0 million asset-backed non-recourse secured financing (the “Financing”). The parties to the transaction are the Company, as originator, servicer and custodian, Credit Acceptance Funding LLC 2019-2, as borrower, Wells Fargo Bank, National Association, as deal agent, lender, backup servicer and collateral agent, and the other lenders party from time to time thereto. Pursuant to the Financing, we contributed approximately $625.1 million of loans to a wholly-owned special purpose entity that pledged the loans to an institutional lender under a loan and security agreement.

The Financing will:
•bear interest at 3.13%;
•revolve for 36 months after which it will amortize based upon the cash flows on the contributed loans; and
•be used by us to repay outstanding indebtedness and for general corporate purposes.

We will receive 6.0% of the cash flows related to the underlying consumer loans to cover servicing expenses. The remaining 94.0%, less amounts due to dealers for payments of dealer holdback, will be used to pay principal and interest to the institutional lender as well as the ongoing costs of the Financing. The Financing is structured so as not to affect our contractual relationships with our dealers and to preserve the dealers’ rights to future payments of dealer holdback.

The Financing provides for certain events, referred to as “Termination Events”, including nonpayment, misrepresentation, breach of covenants, bankruptcy and failure to maintain certain financial ratios and results, including in respect of the performance of the pledged loans. It is also a Termination Event (i) if an event with a material adverse effect occurs, (ii) if we fail to make any required payment on debt for borrowed money having a principal amount in excess of a specified amount or default in the performance of any conditions, covenants or agreements under agreements relating to any such debt that results in such debt being (or permits such debt to be) accelerated or (iii) with respect to our role as servicer of the loans, if any “Servicer Termination Event” occurs. Upon the occurrence of any Termination Event, in addition to those described above, the creditors may, after the applicable grace period, declare the entire unpaid principal amount outstanding under the Financing and all accrued interest thereon to be immediately due and payable and exercise other remedies, including foreclosing on the collateral.

Wells Fargo Bank, National Association and/or its affiliates are lenders, agents or backup servicers under certain of our revolving secured warehouse facilities and are parties to certain of our asset-backed securities transactions.

The above summary of the terms and conditions of this transaction does not purport to be complete and is qualified in its entirety by the agreements attached as Exhibits 4.112 to 4.115 to this Form 8-K which agreements are incorporated herein by reference.

Item 8.01    Other Events.

On August 28, 2019 we issued a press release regarding the Financing. The press release is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.112	Loan and Security Agreement dated as of August 28, 2019 among the Company, Credit Acceptance Funding LLC 2019-2 and Wells Fargo Bank, National Association.
4.113	Backup Servicing Agreement dated as of August 28, 2019, among the Company, Credit Acceptance Funding LLC 2019-2, and Wells Fargo Bank, National Association.
4.114	Sale and Contribution Agreement dated as of August 28, 2019, between the Company and Credit Acceptance Funding LLC 2019-2.
4.115
Amended and Restated Intercreditor Agreement dated August 28, 2019, among the Company, CAC Warehouse Funding Corporation II, CAC Warehouse Funding LLC IV, CAC Warehouse Funding LLC V, CAC Warehouse Funding LLC VI, CAC Warehouse Funding LLC VII, CAC Warehouse Funding LLC VIII, Credit Acceptance Funding LLC 2019-2, Credit Acceptance Funding LLC 2019-1, Credit Acceptance Funding LLC 2018-3, Credit Acceptance Funding LLC 2018-2, Credit Acceptance Funding LLC 2018-1, Credit Acceptance Funding LLC 2017-3, Credit Acceptance Funding LLC 2017-2, Credit Acceptance Funding LLC 2017-1, Credit Acceptance Funding LLC 2016-3, Credit Acceptance Auto Loan Trust 2019-1, Credit Acceptance Auto Loan Trust 2018-3, Credit Acceptance Auto Loan Trust 2018-2, Credit Acceptance Auto Loan Trust 2018-1, Credit Acceptance Auto Loan Trust 2017-3, Credit Acceptance Auto Loan Trust 2017-2, Credit Acceptance Auto Loan Trust 2017-1, Credit Acceptance Auto Loan Trust 2016-3, Wells Fargo Bank, National Association, as agent, Fifth Third Bank, as agent, Bank of Montreal, as agent, Flagstar Bank, FSB, as agent, Citizens Bank, N.A., as agent and Comerica Bank, as agent.

99.1	Press Release dated August 28, 2019
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT ACCEPTANCE CORPORATION

Date: September 4, 2019	By:	/s/ Douglas W. Busk
Douglas W. Busk
Senior Vice President and Treasurer